FIRST AMENDMENT TO CREDIT AGREEMENT
     THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of October 12, 2006, by and between FIRST INTERSTATE BANCSYSTEM, INC., a Montana corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).
RECITALS
     WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of June 30, 2005, as amended from time to time (“Credit Agreement”).
     WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:
     1. Section 4.10 (d) is hereby deleted in its entirety, and the following substituted therefor:
     “4.10 (d) Borrower on a consolidated basis, and for bank subsidiary on an individual basis, must maintain its categorization as Well Capitalized as defined by regulatory agencies having jurisdiction, which, pursuant to Section 38 of the Federal Deposit Insurance Act (created by Section 131 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA) of 1991) (entitled “Prompt Corrective Action”) (herein, “Section 38”), considers an institution “Well Capitalized”, among other things, if its Total Risk-Based Capital Ratio equals or exceeds 10%, its Tier 1 Risk-Based Capital equals or exceeds 6% and its Leverage equals or exceeds 5%. As used herein, “Total Risk-Based Capital Ratio”, “Tier 1 Risk-Based Capital” and “Leverage” shall be defined and calculated in conformity with Section 38.”
     2. Section 5.6 is hereby deleted in its entirety, and the following substituted therefor:
     “SECTION 5.6. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, where the aggregate amount of such dividend, distribution in any fiscal year so long as not in excess of fifty percent (50%) of Borrower’s consolidated net income for said fiscal year.”
     3. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

     4. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

FIRST INTERSTATE BANCSYSTEM, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By: Title:	/s/ Abram M. Stevens Senior Vice President, Finance	By:	/s/ David Schmaltz David Schmaltz Vice President

By:	Abram M. Stevens

Title: Senior Vice President, Finance